Exhibit 3.25(b)

CERTIFICATE OF MERGER

Providing for the Merger of

CARRIER EXCAVATION AND FOUNDATION COMPANY

(a Tennessee corporation)

with and into

CONCRETE XI ACQUISITION, INC.

(a Delaware corporation)

Pursuant to Section 252 of Delaware the General Corporation Law (“DGCL”), Concrete XI Acquisition, Inc., a Delaware corporation, does hereby certify the following for the purposes of merging the corporations listed:

FIRST: The names and states of incorporation of the constituent corporations are as follows:

Name of Corporation:	State:
Carrier Excavation and Foundation Company (“Old Carrier”)	Tennessee
Concrete XI Acquisition, Inc.	Delaware

SECOND: An Acquisition Agreement and Plan of Reorganization, dated as of September 14, 1999 (the “Merger Agreement”), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252 of the DGCL.

THIRD: The surviving corporation shall be Concrete XI Acquisition, Inc., which surviving corporation shall be governed by the laws of the State of Delaware.

FOURTH: The Certificate of Incorporation of Concrete XI Acquisition, Inc. shall be the Certificate of Incorporation of the surviving corporation, except that the Certificate of Incorporation of Concrete XI Acquisition, Inc. shall be amended as follows:

“First:	The name of the Corporation is Carrier Excavation and Foundation Company.”

FIFTH: The executed Merger Agreement is on file at the principal place of business of the surviving corporation, which is located at 1300 Post Oak Boulevard, Suite 1220, Houston, Texas 77056.

SIXTH: A Copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any shareholder of either constituent corporation.

SEVENTH: The authorized capital stock of Old Carrier consists of 2,000 shares of Common Stock, $24.00 par value per share.

IN WITNESS WHEREOF, Concrete XI Acquisition, Inc. has caused this Certificate of Merger to be executed this 14th day of September, 1999.

CONCRETE XI ACQUISITION, INC.

By:	/s/ Donald Wayne

Donald Wayne, President

ARTICLES OF MERGER

OF

CARRIER EXCAVATION & FOUNDATION COMPANY

AND

CONCRETE XI ACQUISITION, INC.

To the Secretary of State

State of Tennessee

Pursuant to the provisions of the Tennessee Business Corporation Act, the domestic business corporation and the foreign business corporation herein named do hereby adopt the following articles of merger:

1. The names of the constituent corporations are Carrier Excavation & Foundation Company, which is a business corporation organized under the laws of the State of Tennessee, and Concrete XI Acquisition, Inc., which is a business corporation organized under the laws of the State of Delaware.

2. The following is the Plan of Merger for merging Carrier Excavation & Foundation Company with and into Concrete XI Acquisition, Inc. as approved by resolution adopted by the Board of Directors of Carrier Excavation & Foundation Co., Inc. on September 14, 1999 and by resolution adopted by the Board of Directors of Concrete XI Acquisition, Inc. on September 14, 1999.

PLAN OF MERGER approved on September 14, 1999 by Carrier Excavation & Foundation Company, a business corporation organized under the laws of the State of Tennessee, and by resolution adopted by its Board of Directors on said date, and approved on September 14, 1999 by Concrete XI Acquisition, Inc., a business corporation organized under the laws of the State of Delaware, and by resolution adopted by its Board of Directors on said date.

1. Carrier Excavation & Foundation Company and Concrete XI Acquisition, Inc. shall, pursuant to the provisions of the Tennessee Business Corporation Act and the provisions of the laws of the jurisdiction of organization of Concrete XI Acquisition, Inc., be merged with and into a single corporation, to wit, Concrete XI Acquisition, Inc., which shall be the surviving corporation upon the effective date of the merger and which is sometimes hereinafter referred to as the “surviving corporation,” and which shall continue to exist as said surviving corporation under the name Carrier Excavation & Foundation Company pursuant to the provisions of the laws of the jurisdiction of its organization. The separate existence of Carrier Excavation & Foundation Company, which is sometimes hereinafter referred to as the “non-surviving corporation,” shall cease at the effective time and date of the merger in accordance with the provisions of the Tennessee Business Corporation Act.

2. The certificate of incorporation of the surviving corporation at the effective date of the merger in the jurisdiction of its organization shall be the certificate of incorporation of said surviving corporation; and said certificate of incorporation shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the laws of the jurisdiction of organization of the surviving corporation.

3. The bylaws of the surviving corporation at the effective time and date of the merger in the jurisdiction of its organization will be the bylaws of said surviving corporation and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the laws of the jurisdiction of its organization.

4. The directors and officers in office of the surviving corporation at the effective time and date of the merger in the jurisdiction of its organization shall be the members of the first Board of Directors and the first officers of the surviving corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the bylaws of the surviving corporation.

5. Each issued share of the non-surviving corporation immediately prior to the effective time and date of the merger shall, at the effective time and date of the merger, be converted into the right to receive, and become exchangeable for, an aggregate of $3,603,186.76 in cash and an aggregate of 568,224 shares of Common Stock, $.001 par value per share, of U.S. Concrete, Inc., a Delaware corporation. The issued shares of the surviving corporation shall not be converted or exchanged in any manner, but each said share which is issued at the effective date of the merger shall continue to represent one issued share of the surviving corporation.

6. The Plan of Merger herein made and approved shall be submitted to the shareholders of the non-surviving corporation for their approval or rejection in the manner prescribed by the provisions of the Tennessee Business Corporation Act, and the merger of the non-surviving corporation with and into the surviving corporation shall be authorized in the manner prescribed by the laws of the jurisdiction of organization of the surviving corporation.

7. In the event that the Plan of Merger shall have been approved by the shareholders entitled to vote of the non-surviving corporation in the manner prescribed by the provisions of the Tennessee Business Corporation Act, and in the event that the merger of the non-surviving corporation with and into the surviving corporation shall have been duly authorized in compliance with the laws of the jurisdiction of organization of the surviving corporation, the non-surviving corporation and the surviving corporation hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Tennessee and of the State of Delaware, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

8. The Board of Directors and the proper officers of the non-surviving corporation and of the surviving corporation, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the merger herein provided for.

3. All of the shareholders of Carrier Excavation & Foundation Company entitled to vote on the aforesaid Plan of Merger consented to taking such action without a meeting, and the holders of the number of shares of the corporation that would be necessary to authorize or take such action at a meeting of the shareholders of the corporation duly approved and adopted the aforesaid Plan of Merger without a meeting of said shareholders on written consent signed by them on September 14, 1999 in accordance with the provisions of Section 48-17-104 of the Tennessee Business Corporation Act.

4. The merger of Carrier Excavation & Foundation Company with and into Concrete XI Acquisition, Inc. is permitted by the laws of the jurisdiction of organization of Concrete XI Acquisition, Inc. and has been authorized in compliance with said laws.

5. Concrete XI Acquisition, Inc. will continue its existence as the surviving corporation under the name Carrier Excavation & Foundation Company pursuant to the provisions of the laws of the jurisdiction of its organization.

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Executed on September 14, 1999.

CARRIER EXCAVATION AND FOUNDATION COMPANY

By:	/s/ John F. Carrier

Name:	John F. Carrier
Capacity:	President

CONCRETE XI ACQUISITION, INC.

By:	/s/ Donald Wayne

Name:	Donald Wayne
Capacity:	President